Exhibit 10(f)(x)

NON-EMPLOYEE DIRECTOR SHARE UNIT AGREEMENT
TERMS AND CONDITIONS
(AS OF June 29, 2019)
1.Director Share Unit Award. Under and subject to the provisions of the Harris Corporation 2015 Equity Incentive Plan (as may be amended from time to time, the “Plan”) and upon the terms and conditions set forth in this award agreement (the “Agreement”), L3Harris Technologies, Inc. (the “Corporation”) has granted on [insert date] (the “Grant Date”) to the Non-Employee Director receiving this Agreement a Director Share Unit Award (the “Award”) of [insert number] Director Share Units (such units, as may be adjusted in accordance with the Plan and Section 1(c) of this Agreement, the “Director Share Units”) under Section 9 of the Plan. At all times, each Director Share Unit shall be equal in value to one share of common stock, $1.00 par value per share (the “Common Stock”), of the Corporation (a “Share”). Such Award is subject to the terms and conditions set forth in this Agreement.
(a)    Vesting Period. For purposes of this Agreement, the Award shall vest and the Vesting Period (as defined below) shall expire as to the total number of Director Share Units subject to the Award on the one-year anniversary of the Grant Date, provided that the Non-Employee Director continuously serves as a Director of the Corporation through such vesting date. Notwithstanding the foregoing, if the Corporation’s Annual Meeting of Stockholders (“Annual Meeting”) occurring following the Grant Date occurs prior to the expiration of the Vesting Period and the Non-Employee Director remains on the Board until such Annual Meeting and elects not to stand for re-election at such Annual Meeting, then the Award shall vest in full upon the date of such Annual Meeting. The period of time during which the Director Share Units subject to the Award shall not be vested shall be referred to herein as the “Vesting Period.” The Board Committee may, in accordance with the Plan and to the extent permitted by Section 409A of the Code (if applicable), accelerate the expiration of the Vesting Period as to, and the vesting of, some or all of the Director Share Units that are not then vested, at any time.
(b)    Payout of Award. Except as otherwise provided for pursuant to an effective deferral election (the “Deferral Election”) under the L3Harris Technologies, Inc. 2019 Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”) and provided the Award has not previously been forfeited, as soon as administratively practicable following the expiration of the Vesting Period, but in no event later than sixty (60) days following the expiration of the Vesting Period, the Corporation shall issue to the Non-Employee Director the number of Shares underlying the Director Share Units.
(c)    Rights During Vesting Period; Dividend Equivalents; Adjustments.
(i)    During the Vesting Period, the Non-Employee Director shall not have any rights as a shareholder with respect to the Shares underlying the Director Share Units. The Non-Employee Director may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares acquired upon the expiration of the Vesting Period and payout of the Award hereunder or, if such Director Share Units are subject to an effective Deferral Election, as provided under the Deferred Compensation Plan.
(ii)    During the Vesting Period, if the Corporation pays a cash dividend or makes other cash distributions on the Common Stock, then as of each date on which the Corporation pays a cash dividend or other cash distribution to record owners of Shares (a “Dividend Date”), the number of Shares subject to the Award shall increase by (x) the product of the total number of Shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend or other cash distribution paid per Share by the Corporation on such Dividend Date, divided by (y) the Fair Market Value of a Share on such Dividend Date. Such additional Director Share Units shall be subject to the same restrictions and conditions as the Director Share Units in respect of which such dividend equivalents were paid, including those set forth in Section 3, and subject thereto, shall be paid to the Non-Employee Director in the manner and at the time such Director Share Units are paid to the Non-Employee Director.
(iii)    In the event of a stock dividend, stock split, reverse stock split, share combination or similar event, altering the value of a Share, or the number of Shares outstanding (each, a “Share Change”), the Award shall be

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proportionately and automatically adjusted as necessary to reflect the Share Change and to preserve the value of the Award in accordance with Section 3.2(a) of the Plan.
2.    Prohibition Against Transfer. Until the expiration of the Vesting Period and payout of the Award, the Award, the Director Share Units subject to the Award, any interest in the Shares related thereto, and the rights granted under this Agreement are not transferable except by will or by the laws of descent and distribution in the event of the Non-Employee Director’s death. Without limiting the generality of the foregoing, except as aforesaid, until the expiration of the Vesting Period and payout of the Award, the Award, the Director Share Units subject to the Award, any interest in the Shares related thereto, and the rights granted under this Agreement may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.
3.    Forfeiture; Termination of Service.
(a)    Except as otherwise provided for in Section 1(a) or 3(b) or in the event of a Change in Control, if the Non-Employee Director’s service as a Director terminates prior to the end of the Vesting Period for any reason, then the Award and any right to payment of Shares with respect to the Director Share Units shall be immediately and automatically forfeited by the Non-Employee Director and cancelled by the Corporation.
(b)    If the Non-Employee Director’s service as a Director terminates due to death, permanent disability (as determined by the Corporation), retirement (as determined by the Corporation), or failure to be re-nominated or elected to the Board (excluding, in the case of such failure to be re-nominated or elected, a termination of service due to cause or misconduct (as determined by the Corporation)), in each case, prior to the expiration of the Vesting Period, then as of the date of such termination of service, the Non-Employee Director’s heirs or beneficiaries or the Non-Employee Director, as applicable, immediately shall be fully vested in, and entitled to receive a payout in respect of, the total number of Director Share Units subject to the Award. The timing of such payout shall be (i) as soon as administratively practicable following such immediate expiration of the Vesting Period, but in no event later than sixty (60) days following such immediate expiration of the Vesting Period or (ii) to the extent applicable, in accordance with an effective Deferral Election and the Deferred Compensation Plan; provided, however, that if the Award is subject to Section 409A of the Code, and if the Non-Employee Director is a Specified Employee (within the meaning of the Corporation’s Specified Employee Policy for 409A Arrangements) as of the date of such termination of service, then such payout shall be delayed until and made during the seventh calendar month following the calendar month during which the Non-Employee Director ceased to serve as a Director of the Corporation (or, if earlier, the calendar month following the calendar month of the Non-Employee Director’s death).
4.    Change in Control. Upon a Change in Control prior to the expiration of the Vesting Period, the Non-Employee Director shall be fully vested in, and entitled to receive a release in respect of, the total number of Director Share Units subject to the Award, the Vesting Period shall immediately expire and the payout in respect of the Director Share Units shall be made as soon as administratively practicable following such immediate expiration of the Vesting Period, but in no event later than sixty (60) days following such Change in Control. Notwithstanding the foregoing, if the Award is subject to Section 409A of the Code and the Change in Control does not qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), then the Non-Employee Director shall be fully vested in, and entitled to receive a payout in respect of, the total number of Director Share Units subject to the Award; provided, however, that the Vesting Period shall not immediately expire and the payout with respect to such Director Share Units instead shall occur (i) upon the expiration of the original Vesting Period described in Section 1(a) (without regard to any full vesting under this Section 4) and in accordance with Section 1(b) or (ii) upon the Non-Employee Director’s termination of service (regardless of the reason for termination other than in connection with, or findings of cause or misconduct on the part of the director in which case such award would be forfeited) in accordance with Section 3(b), whichever is earlier.
5.    Securities Law Requirements. The Corporation shall not be required to issue Shares pursuant to the Award unless and until (a) such Shares have been duly listed upon each stock exchange on which the

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Corporation’s Common Stock is then registered; and (b) a registration statement under the Securities Act of 1933, as amended, with respect to such Shares is then effective.
6.    Board Committee Administration. The Board Committee shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe this Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board Committee necessary or desirable for the administration of the Plan. The Board Committee may correct any defect or supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.
7.    Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern. By accepting this Agreement, the Non-Employee Director hereby acknowledges receipt of a copy of the Plan.
8.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Non-Employee Director. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Non-Employee Director). Notwithstanding the foregoing, no particular tax result for the Non-Employee Director with respect to any income recognized by the Non-Employee Director in connection with the Agreement is guaranteed, and the Non-Employee Director solely shall be responsible for any taxes, penalties or interest imposed on the Non-Employee Director in connection with the Agreement. Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
9.    Data Privacy; Electronic Delivery. By acceptance of the Award, the Non-Employee Director acknowledges and agrees that: (a) data, including the Non-Employee Director’s personal data, necessary to administer the Agreement may be exchanged among the Corporation and its Subsidiaries and Affiliates as necessary, and with any vendor engaged by the Corporation to assist in the administration of equity awards; and (b) unless and until revoked in writing by the Non-Employee Director, information and materials in connection with this Agreement or any awards under the Plan, including, but not limited to, any prospectuses and plan document, may be provided by means of electronic delivery (including by e-mail, by web site access and/or by facsimile).
10.    Limitation on Rights; No Right to Future Grants. By accepting this Agreement and the grant of the Director Share Units contemplated hereunder, the Non-Employee Director expressly acknowledges that (a) the Plan is discretionary in nature and may be suspended or terminated by the Corporation at any time; (b) the grant of Director Share Units is a one-time benefit that does not create any contractual or other right to receive future grants of Director Share Units, or benefits in lieu of Director Share Units or similar benefits; (c) all determinations with respect to future grants of Director Share Units or similar benefits, if any, including the grant date, the number of Shares granted and the vesting period, will be at the sole discretion of the Corporation; (d) the Non-Employee Director’s participation in the Plan is voluntary; and (e) the future value of the underlying Shares is unknown and cannot be predicted with certainty.
11.    Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be resolved and determined by the Board Committee. Any resolution and determination made hereunder shall be final, binding and conclusive on the Non-Employee Director and the Corporation for all purposes.

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12.    Acceptance. By accepting this Agreement, the Non-Employee Director acknowledges the Non-Employee Director has read and understands, and accepts the Director Share Units subject to, all of the terms and conditions of the Plan and this Agreement.
13.    Miscellaneous. This Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Corporation; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 3.2, 12 and 13.6 of the Plan and Section 8 of the Agreement, may not be amended without the written consent of both the Corporation and the Non-Employee Director.

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